Exhibit 10.1

Private and Confidential

DATED 19 September 2016

NAVIOS MARITIME HOLDINGS INC. (1)

as borrower

and

NAVIOS MARITIME ACQUISITION CORPORATION (2)

as lender

LOAN AGREEMENT

in respect of

a loan of up to USD70,000,000

in up to five Advances

Index

Clause		Page

1	Purpose and definitions	3

2	The Lender’s Commitment, Advance and Use of Proceeds	12

3	Interest	13

4	Repayment and prepayment	14

5	fees and expenses	15

6	Payments and taxes; Accounts and calculations	24

7	Representations and warranties	30

8	Undertakings	36

9	Conditions	47

10	Events of Default	31

11	Indemnities	35

12	Unlawfulness and increased costs mitigation	35

13	Security, set-off and miscellaneous	37

14	Assignment, transfer and lending office	40

15	Notices	40

16	Governing law	41

17	Jurisdiction	42

Schedule 1 Form of Drawdown Notice		45

Schedule 2 Conditions precedent		46

Schedule 3 Indenture Excerpt		47

Schedule 4 Indenture Definitions		61

THIS AGREEMENT is dated 19 September 2016 and made BETWEEN:

(1)	NAVIOS MARITIME HOLDINGS INC. as Borrower; and

(2)	NAVIOS MARITIME ACQUISITION CORPORATION as Lender.

IT IS AGREED as follows:

1	PURPOSE AND DEFINITIONS

1.1	Purpose

This Agreement sets out the terms and conditions upon which the Lender agrees to make available to the Borrower a loan facility of up to USD70,000,000 in up to five Advances in order to provide the Borrower with working capital (including to enable it to repurchase debt and/or equity securities).

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Account Bank” means Union Bancaire Privée, UBP SA acting through its branch at 26 St James’s Square, London SW1Y 4JH

“Advance” means the principal amount of each drawing in respect of the Loan to be made pursuant to Clause 2.2;

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and a day (other than Saturday or Sunday) on which banks are open for general business in London, Piraeus, Hamburg and New York City;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Navios Maritime Holdings Inc. a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors

“Commitment” means, in relation to the Loan, the maximum amount which the Lender has agreed to lend to the Borrower under clause 2.1 as reduced by any relevant term of this Agreement;

“Compounding Date” means each of 30 June and 31 December during the Facility Period;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Dollars” and “USD” mean the lawful currency of the USA and in respect of all payments to be made under any of the Loan Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means, in respect of an Advance, any date being a Banking Day falling during the Drawdown Period, on which that Advance is, or is to be, made available;

“Drawdown Notice” means a notice substantially in the form of schedule 1;

“Drawdown Period” means the period commencing on the Execution Date and ending on the earlier of (i) 31 December 2016 or such other date as the Lender and the Borrower may agree and (ii) any date on which the Commitment is finally cancelled or fully drawn under the terms of this Agreement;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or any other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Facility Period” means the period starting on the Drawdown Date and ending on such date as the Lender determines that all obligations whatsoever of the Security Parties under or pursuant to the Loan Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other associated official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2016;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2015; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA;

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“First Indenture” means the Indenture dated as of 28 January 2011 for USD 350,000,000 issued by the Corporate Guarantor and Navios Maritime Finance II (US) Inc. for 8 1/8% Senior Notes due on 15 February 2019, whilst the same is effective;

“Group” means at any relevant time the Borrower and its subsidiaries but not including any subsidiary which is listed on any public stock exchange;

“Group Member” means any member of the Group;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Indentures” means, together, the First Indenture and the Secured Indenture;

“Indenture Excerpt” means the excerpt from the Secured Indenture set out in Schedule 3;

“Latest Accounts” means, in respect of any financial year of the Group, the latest financial statements required to be prepared pursuant to clause 8.1.6;

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion;

(d)	the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that, in certain circumstances, security granted by way of fixed charge may be characterised as a floating charge or that security purported to be constituted by way of an assignment may be recharacterised as a charge;

(f)	the principle that the courts of England may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; and

(g)	similar principles, rights and defences under the laws of any Pertinent Jurisdiction

“Lender” means Navios Maritime Acquisition Corporation a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Loan” means the principal amount borrowed by the Borrower under this Agreement or (as the context may require) the principal amount owing to the Lender under this Agreement at any relevant time (as the same shall be increased from time to time by the capitalisation of interest in accordance with clause 3.2);

“Loan Documents” means this Agreement and the Loan Documents;

“Logistics” means Navios South American Logistics Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Material Adverse Effect” means, a material adverse effect on:

(a)	the ability of the Borrower to perform its obligations under the Loan Documents; or

(b)	the validity or enforceability of, or the effectiveness or ranking of, any Encumbrance granted or purporting to be granted pursuant to any of the Security Documents, or the rights or remedies of any Security Party under any of the Security Documents

“NNA Electronic Shares” means the 6,337,551 shares of and in the Lender owned by the Borrower and held in an account in the Borrower’s name at the Account Bank

“NNA Shares” means the NNA Electronic Shares, the 58,963,669 common shares and 1000 preferred shares of and in the Lender owned by the Borrower and represented by issued share certificates;

“NNA Shares Pledge” means the pledge of the NNA Shares, executed or to be executed by the Borrower in favour of the Lender, in such form as the Lender may approve or require;

“NSAL Shares” means 78.5% of the Shareholder’s total holding of shares of and in Logistics (representing 50.1% of all issued shares of Logistics at the Execution Date) and any additional shares issued by Logistics to the Shareholder which are, or are to be made, subject to an Encumbrance in favour of the Lender pursuant to clause 8.1.17;

“NSAL Shares Pledge” means the pledge of the NSAL Shares, executed or to be executed by the Shareholder in favour of the Lender, in such form as the Lender may approve or require;

“Permitted Encumbrance” means any Encumbrance created pursuant to or expressly permitted by the Loan Documents and Permitted Liens or otherwise permitted by the Lender and any lien arising by the operation of law or arising under the standard terms of any clearing system under which any of the NNA Electronic Shares owned by the Borrower are held or customary rights of set-off under the general terms of business of the Account Bank;

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Prohibited Person” means a person that is:

(i)	listed on, or owned or controlled by a person listed on any Sanctions List;

(ii)	located, organised or resident in, a country or territory that is the target of country-wide Sanctions; or

(iii)	otherwise a target of Sanctions.

“Repayment Date” means, 15 November 2018;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, government entity or central bank or other self-regulating or supra-national authority in order to enable the Borrower lawfully to draw the Loan and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising under the Loan Documents and/or grant security under the Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Sanctions” means any economic or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(i)	the United States government;

(ii)	the United Nations;

(iii)	the European Union or any of its Member States;

(iv)	the United Kingdom;

(v)	any country to which any Security Party is bound; or

(vi)	the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) (together “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets and Investment Ban List” issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities.

“Secured Indenture” means the Indenture dated as of 29 November 2013 for USD 650,000,000 issued by the Borrower and Navios Maritime Finance II (US) Inc. for 7.375% First Priority Ship Mortgage Notes due in 2022;

“Security Documents” means the NSAL Shares Pledge, the NNA Shares Pledge and any other documents designated by the Borrower and the Lender as “Security Documents” or any other documents as may have been or shall from time to time after the date of this Agreement be executed in favour of the Lender to guarantee and/or to govern and/or to secure payment of all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement;

“Security Party” means the Borrower, the Shareholder or any other person who may at any time be a party to any of the Loan Documents (other than the Lender);

“Shareholder” means Navios Corporation, a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960

“subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the reasonable opinion of the Lender become the subject of a notification by the Lender to the Borrower under clause 12.1; and Words and expressions defined in Schedule 4 shall have the meaning given to them when used in Schedule 3.

1.3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.2	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.3.3	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law but if not having the force of law one with which any person to whom it applies customarily complies) of any Government Entity, central bank or any self-regulatory or other supra-national authority;

1.3.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to the Lender shall also include a Transferee;

1.3.6	words importing the plural shall include the singular and vice versa;

1.3.7	references to a time of day are, unless otherwise stated, to London time;

1.3.8	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.9	references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.10	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re-enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.11	a certificate by the Lender as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrower except for manifest error;

1.3.12	if any document, term or other matter or thing is required to be approved, agreed or consented to by the Lender such approval, agreement or consent must be obtained in writing unless the contrary is stated; and

1.3.13	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.4	Contracts (Rights of Third Parties Act) 1999

Except for clause 17.6.4 no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2	THE LENDER’S COMMITMENT, ADVANCES AND USE OF PROCEEDS

2.1	The Commitment

In reliance upon each of the representations and warranties in clause 7, the Lender agrees to make available by way of loan to the Borrower on the terms of this Agreement the principal sum of up to USD70,000,000 for the purpose of providing the Borrower with working capital (including to enable it to repurchase debt and/or equity securities).

2.2	Advances

On the terms and subject to the conditions of this Agreement, the Loan shall be advanced in up to five Advances, each on a Drawdown Date following receipt by the Lender from the Borrower of a Drawdown Notice not later than 10 a.m. London time on the Banking Day before such proposed Drawdown Date. A Drawdown Notice shall be effective on actual receipt by the Lender and, once given, shall be irrevocable.

2.3	Amount

The principal amount specified in a Drawdown Notice for borrowing on a Drawdown Date shall, subject to the terms of this Agreement, not exceed (i) USD70,000,000 less (ii) the aggregate of such amounts as may prior thereto have been made available under this Agreement.

2.4	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of clause 9, make an Advance available to the Borrower on the relevant Drawdown Date in payment to such account as the Borrower shall specify in the relevant Drawdown Notice.

2.5	Cancellation

If any part of the Loan is not drawn down by the end of the Drawdown Period, the Commitment shall thereupon be automatically cancelled and the Lender shall have no further obligation under this Agreement.

2.6	Use of Proceeds

The Lender shall have no responsibility for the Borrower’s use of the proceeds of the Loan and is not bound to monitor or verify the application of any amount borrowed pursuant to the terms of this Agreement.

3	INTEREST

3.1	Normal interest rate

3.1.1	The Loan shall bear interest at 8.75% per annum.

3.1.2	Interest shall accrue daily on each Advance from the relevant Drawdown Date until the first Compounding Date thereafter.

3.1.3	Interest shall accrue daily on the Loan from the preceding Compounding Date until the next Compounding Date up to and including the date on which the whole Loan is repaid to the Lender.

3.2	Payment/capitalisation of interest

On each Compounding Date an amount equal to interest accrued on the Loan on a daily basis since the last Compounding Date (or, in respect of the first Compounding Date, since the first Drawdown Date) shall be capitalised and added to the Loan.

3.3	Default interest

If the Lender fails to receive any sum whatsoever on its due date for payment under any of the Loan Documents, the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate of two (2.0) per cent per annum over the interest rate referred to in Clause 3.1.1(ii). Such interest shall be due and payable on demand, shall accrue daily and shall be compounded annually.

4	REPAYMENT AND PREPAYMENT

4.1	Repayment

Subject as otherwise provided in this Agreement, the Borrower must repay the Loan on the Repayment Date.

4.2	Voluntary prepayment

The Borrower may prepay the Loan in whole or in part (being USD500,000 or any larger sum which is a whole multiple of USD500,000) at any time without premium or penalty.

4.3	Mandatory Prepayment

The Borrower shall prepay the Loan upon the occurrence of a “Change of Control” (as such term is defined in the Secured Indenture).

4.4	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.4.1	accrued interest on the amount to be prepaid to the date of such prepayment;

4.4.2	any additional amount payable under clause 6.6;

4.4.3	if of the whole Loan, all other sums payable by the Borrower to the Lender under this Agreement or any of the other Loan Documents.

4.5	Notice of prepayment; reduction of repayment instalments

4.5.1	No prepayment may be effected under clause 4.2 unless the Borrower shall have given the Lender at least one (1) Banking Day’s prior written notice of its intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.

4.5.2	The Borrower may not prepay any part of the Loan except as expressly provided in this Agreement.

4.5.3	No amount prepaid may be reborrowed.

5	FEES AND EXPENSES

5.1	Fees

The Borrower agrees to pay to the Lender on the first Drawdown Date (whether from the proceeds of the Loan or elsewhere) a non-refundable upfront fee of USD700,000.

5.2	Expenses

The Borrower agrees to reimburse the Lender on a full indemnity basis on demand for (i) all expenses and/or disbursements whatsoever in respect of, legal fees certified by the Lender as having been incurred by it from time to time and at any time and (ii) up to USD350,000 in respect of all other expenses and/or disbursements certified by the Lender as having been incurred by it in relation to the negotiation, consideration, approval and structuring of this Agreement and the arrangements contemplated hereby

5.2.1	in connection howsoever with the negotiation, preparation, execution and, where relevant, registration of the Loan Documents and of any contemplated or actual amendment, indulgence or the granting of any waiver or consent howsoever in connection with any of the Loan Documents; and

5.2.2	in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretion under any of the Loan Documents or any amendment thereto or consideration of the Lender’s rights thereunder or any action proposed or taken with interest at the rate referred to in clause 3.3 from the date on which such expenses and/or disbursements were demanded by the Lender to the date of payment (as well after as before judgment).

5.3	Value Added Tax

All fees and expenses payable under to this clause 5 must be paid with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement must, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrower must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Lender) imposed on or in connection with any Loan Documents or the Loan and agree to indemnify the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes other than to the extent such duties or taxes arise as a result of the Lender transferring its Loan or Commitments under this Agreement.

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim

All payments to be made by the Borrower under any of the Loan Documents must be made in full, without any set-off or counterclaim whatsoever and, subject to clause 6.6, free and clear of any deductions or withholdings, in USD not later than 11 a.m. London time on the due date to such account of the Lender as the Lender may from time to time notify to the Borrower.

6.2	Payment by the Lender

The proceeds of the Loan to be advanced by the Lender to the Borrower under this Agreement must be remitted by in USD on the relevant Drawdown Date to the account or accounts specified in the relevant Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Loan Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Loan Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.5	Currency of account

If any sum due from the Borrower under any of the Loan Documents, or under any order or judgment given or made in relation thereto or for any other reason whatsoever, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrower undertakes to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Loan Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes

If at any time the Borrower must make any deduction or withholding in respect of Taxes from any payment due under any of the Loan Documents, the sum due from the Borrower in respect of such payment must then be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been made and the Borrower agrees to indemnify the Lender on demand against any losses or costs certified by the Lender to have been incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower must promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Loan account

The Lender agrees to maintain a control account showing the Loan and other sums owing by the Borrower under the Loan Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, abse4nt prompt objection by the Borrower, be conclusive as to the amount from time to time owing by the Borrower under the Loan Documents.

6.8	Partial payments

If, on any date on which a payment is due to be made by the Borrower under any of the Loan Documents, the amount received by the Lender from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Lender under any of the Loan Documents, the Lender must apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Loan Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.8.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Lender under any of the Loan Documents;

6.8.2	secondly, in or towards payment of any fees payable to the Lender under, or in relation to, the Loan Documents which remain unpaid;

6.8.3	thirdly, in or towards payment to the Lender of any accrued interest owing in respect of the Loan which shall have become due under any of the Loan Documents but remains unpaid;

6.8.4	fourthly, in or towards payment to the Lender of any principal in respect of the Loan which shall have become due but remains unpaid;

6.8.5	fifthly, in or towards payment to the Lender of any other sum which shall have become due under any of the Loan Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in clauses 6.9.1 to 6.9.5 may be varied by the Lender without any reference to, or consent or approval from, the Borrower.

6.9	FATCA

6.9.1	Subject to Clause 6.10.3 below, each party shall, within ten (10) Banking Days of a reasonable request by another party:

(a)	confirm to that other party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)	supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party’s compliance with FATCA.

6.9.2	If a party confirms to another party pursuant to Clause 6.10.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

6.9.3	Clause 6.10.1(a) above shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any policy of the Lender;

(c)	any fiduciary duty; or

(d)	any duty of confidentiality.

6.9.4	If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 6.10.1(a) above (including, for the avoidance of doubt, where Clause 6.10.3 above applies), then:

(a)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Loan Documents as if it is not a FATCA Exempt Party; and

(b)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Loan Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

6.9.5	Gross-up in the event of a FATCA Deduction – Borrower

6.9.6	If the Borrower is required to make a FATCA Deduction, the Borrower shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA;

6.9.7	If a FATCA Deduction is required to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required;

6.9.8	The Borrower shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly; and

6.9.9	Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Borrower shall deliver to the Lender evidence satisfactory to the Lender that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

7	REPRESENTATIONS AND WARRANTIES

7.1	Continuing representations and warranties

The Borrower represents and warrants to the Lender that:

7.1.1	Due incorporation

each of the Security Parties is duly incorporated and validly existing in good standing, under the laws of the Marshall Islands as a corporation and has power to carry on its respective business as it is now being conducted and to own its property and other assets to which it has unencumbered legal and beneficial title except as disclosed to the Lender in writing;

7.1.2	Corporate power

each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Loan Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Loan Documents performance of the same and no limitation on the powers of the Borrower to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

subject to the Legal Reservations, the Loan Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms and admissible in evidence and the Security Documents will create first priority Encumbrances;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Loan Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or any other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any Security Party to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any Security Party;

7.1.5	No default

no Default has occurred which is continuing;

7.1.6	No litigation or judgments

no Proceedings are current, pending or, to the knowledge of the officers of the Borrower, threatened against any Security Party or any other Group Members or their assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the obligations of any Security Party under the Loan Documents other than have been publicly disclosed by the Borrower prior to the Execution Date;

7.1.7	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Loan Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to the Loan Documents and each of the Loan Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to money laundering);

7.1.9	Choice of law

the choice of English law to govern this Agreement, the choice of the law of Marshall Islands law to govern the NNA Shares Pledge and the NSAL Shares Pledge and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of the Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the Latest Accounts of the Borrower in respect of the relevant financial year as delivered to the Lender present fairly and accurately the financial position of the Borrower for the financial year, ended on such date and, as at such date, the Borrower had no significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements or notes thereto;

7.1.12	Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information/ Material Adverse Effect

all factual information, whatsoever provided by any Security Party to the Lender in connection with the negotiation and preparation of the Loan Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is true and accurate in all material respects and not misleading and the Borrower’s public filings do or will not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein as of such date and there has not occurred a Material Adverse Effect on any Security Party since 30th June 2016;

7.1.14	No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by provided by any Security Party under the Loan Documents to which it is a party or are imposed on or by virtue of the execution or delivery by provided by any Security Party of the Loan Documents or any other document or instrument to be executed or delivered under any of the Loan Documents;

7.1.15	Freedom from Encumbrances

Save as otherwise disclosed in writing by the Borrower to the Lender on or prior to the date of this Agreement, no properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.16	Copies true and complete

the copies of the constitutional documents of the Security Parties delivered or to be delivered to the Lender pursuant to clause 9.1 are, or will when delivered be, true and complete copies; and there have been no amendments or variations thereof or defaults thereunder;

7.1.17	Indebtedness

no Security Party has incurred any Indebtedness save under the Loan Documents and the Indentures or as otherwise disclosed to the Lender in writing or as disclosed in the Group’s public filings;

7.1.18	Filings

Subject to any permissible extensions, the Borrower has filed all tax and other fiscal returns required to be filed by any tax authority to which it is subject;

7.1.19	Office

the Borrower does not have an office in England;

7.1.20	Prohibited Persons, unlawful activity

(a)	None of the Group Members are, or will be at any time during the Facility Period, a Prohibited Person; and

(b)	to the best of its knowledge, no title in any property or other assets subject to an Encumbrance created by a Loan Document has been obtained in breach of any existing applicable law, statute, rule or regulation;

7.1.21	Insolvency

none of the Security Parties is unable or has admitted inability to pay its debts as they fall due, has suspended making payments on any of its debts or has announced an intention to do so, is or has become insolvent; or, save as disclosed to the Lender prior to the Execution Date, or has suffered the declaration of a moratorium in respect of any of its Indebtedness;

7.1.22	Indentures

The entry by the Borrower into this Agreement, and its borrowing of the Loan hereunder do not breach any provision of the Indenture;

7.1.23	FATCA

none of the Security Parties is a FATCA FFI or a US Tax Obligor; and

7.1.24	NSAL Shares

there are no shareholder or other restrictions (in the constitutional or other corporate documents of Logistics) that would adversely affect the Lender’s rights under the NSAL Shares Pledge or its ability to appropriate, forcelose, enforce or otherwise sell the Shares thereunder.

7.2	Repetition of representations and warranties

On the day falling 3 months after the Execution Date and three-monthly thereafter throughout the Facility Period, the Borrower shall be deemed to repeat the representations and warranties in clause 7.1 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

8	UNDERTAKINGS

8.1	General

The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will:

8.1.1	Notice of Default and Proceedings

promptly inform (and any public filing of the Borrower containing the relevant information about the matters hereafter described shall constitute compliance with this covenant to inform) the Lender of (a) when required under either Indenture, any Default (including the occurrence of any Event of Default under (and as defined in) either Indenture, in which case the Borrower shall also provide to the Lender copies of all demands or notices made in connection therewith) and of any other circumstances or occurrence which might materially and adversely affect the ability of the Borrower to perform its obligations under any of the Loan Documents and (b) as soon as the same is instituted or formally threatened in writing, details of any Proceedings involving the Borrower which could have a Material Adverse Effect on the Borrower and will from time to time, if so reasonably requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings are on foot or have been formally threatened in writing;

8.1.2	Authorisation

obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Lender, upon request, with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary under any applicable law for the continued due performance of all the obligations of the Security Parties under each of the Loan Documents;

8.1.3	Corporate Existence/Ownership

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction;

8.1.4	Use of proceeds

use the Loan exclusively for the purposes specified in clauses 1.1 and 2.1;

8.1.5	Pari passu

ensure that its obligations under this Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Financial statements

provide as soon as possible, but in no event later than 180 days after the end of each of its , or (as the case may be, Logistic’s) financial years, annual audited (prepared in accordance with US GAAP by a firm of accountants acceptable to the Lender) consolidated balance sheet and profit and loss accounts of the Borrower and Logistics (commencing with the financial year ending 31 December 2016) and public filing in respect of the Borrower shall constitute delivery.

8.1.7	Provision of further information

provide the Lender with such financial or other information concerning the Borrower, all vessels (including those under construction) owned, acquired, sold or managed by any Group Member, or any of its subsidiaries, including, commitments, financial standing, operations and in relation to Borrowed Moneys, repayment of Borrowed Money, as the Lender may from time to time reasonably require and all other documentation and information as the Lender may from time to time reasonably require in order to comply with its, and all other relevant, know-your-customer regulations;

8.1.8	Obligations under Loan Documents

perform each of the obligations expressed to be imposed or assumed by them under the Loan Documents and will procure that each of the other Security Parties will perform each of the obligations expressed to be assumed by it under the Loan Documents to which it is a party;

8.1.9	Compliance with Laws and payment of taxes

comply in all material respects with all relevant applicable laws, statutes, directives, decrees, rulings and analogous rules (including, but not limited to, rules relating to Sanctions) and regulations where failure to do so would be reasonably likely to have a Material Adverse Effect and pay all taxes for which it is liable as they fall due unless disputed in good faith;

8.1.10	Indentures

comply with all of its obligations under the Secured Indenture which are set out in the Indenture Excerpt and the Borrower further agrees:

(a)    any terms defined in each Indenture shall have those meanings when used in the Indenture Excerpt;

(b)    no waiver or variation of any term of the Secured Indenture by any person shall waive or vary the Borrower’s obligations hereunder to comply with the obligations in the Indenture Excerpt, except with the consent of the Lender;

(c)    the Borrower shall continue to be bound by its obligations as set out in the Indenture Excerpt following a Covenant Defeasance (as defined in the Secured Indenture) or a Legal Defeasance (as defined in the Secured Indenture) or other termination or cancellation of the Secured Indenture; and

(d)    the Borrower will not vary any material term of the Secured Indenture without the prior written consent of the Lender, however this will not affect its right of partial or full prepayment of the Secured Indenture;

8.1.11	Sanctions

will not and will use reasonable endeavours to ensure that no Group Member does, conduct or undertake any business:

(a)	in breach of any Sanctions of:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom;

(iv)	the United States of America;

(v)	the Marshall Islands

as they apply to their members or nationals; or

(b)	in any trade, carriage of goods or business which is forbidden by the laws of the United Kingdom or the United States of America as they apply to their members or nationals, or any law applicable to the Borrower; or

(c)	in carrying illicit or prohibited goods; or

(d)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(e)	to the knowledge of the Borrower, by or for the benefit of a Prohibited Person;

8.1.12	Delivery of reports

deliver to the Lender upon request as many Certified Copies as the Lender may reasonably require of every report, circular, notice or like document issued by any Security Party to its shareholders or creditors generally;

8.1.13	Ownership covenants/events of default

Where there is, in relation to any Borrowed Moneys borrowed by the Lender, an obligation, covenant, prepayment event or event of default which requires the Borrower, Mrs Angeliki Frangou and/or any of their respective affiliates to own in aggregate at least 30% of the issued shares of the Lender, the Borrower shall assist the Lender in good faith to arrange for the lenders of that Borrowed Money to reduce such percentage requirement to 20%.

8.1.14	Dividends

the Borrower may declare or pay dividends in accordance with the terms of the Indentures for so long as no Event of Default has then occurred which is continuing, or would occur as a result of such declaration and/or payment;

8.1.15	NNA Electronic Shares

The Borrower shall within ten (10) Banking Days of the Drawdown Date procure that all the NNA Electronic Shares are issued in paper share certificate form and that the same are pledged to the Lender under the NNA Shares Pledge or and separate shares pledge in the same form, and the Borrower shall enter into and sign and deliver all such documentation as the Lender may reasonably require to obtain an Encumbrance over those shares.

8.1.16	Logistics shares

Ensure that at all times during the Facility Period at least 50.1% of the issued shares (in respect of voting power and economics) of Logistics are subject to an Encumbrance in favour of the Lender and if Logistics issues any more shares, to enter into and execute such additional documentation (including, but not limited to, a deed of pledge thereof) of such number of shares so that at least 50.1% of the issued shares (in respect of voting power and economics) of Logistics are subject to an Encumbrance in favour of the Lender.

8.2	Negative undertakings

The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will not, without the prior written consent of the Lender:

8.2.1	Negative pledge

Without prejudice to the Indentures, permit any Encumbrance (other than a Permitted Encumbrance or as otherwise disclosed in writing by the Borrower to the Lender on or prior to the date of this Agreement) to subsist, arise or be created or extended over any shares owned by the Borrower of and in Logistics to secure or prefer any present or future Indebtedness or other liability or obligation of any Group Member or any other person;

8.2.2	Prohibited Persons

and shall use reasonable endeavours to procure that no Group Member will, have any course of dealings, directly or indirectly, with any Prohibited Person; or

8.2.3	FATCA:

become a FATCA FFI or a US Tax Obligor and shall procure that no Security Party shall do so.

8.3	Indentures

Notwithstanding anything in this Agreement:

(i) any terms, transactions or events permitted by the Indenture Excerpt and

(ii) save as otherwise expressly provided in this Agreement, any other terms or transactions or events permitted by the Indentures shall be deemed to be permitted by this Agreement.

9	CONDITIONS

9.1	Documents and evidence

The Lender’s obligation to make available the Loan is subject to the following conditions precedent:

9.1.1	that on or before the Drawdown Date, the Lender has received the documents described in Schedule 2 in form and substance satisfactory to the Lender and its lawyers;

9.1.2	the representations and warranties contained in clause 7.1 being then true and correct as if each was made with respect to the facts and circumstances existing at such time; and

9.1.3	no Default shall have occurred and be continuing and no Default would result from the making of the Loan.

9.2	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions.

9.3	English language

All documents required to be delivered under and/or supplied in connection with any of the Loan Documents must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Lender.

10	EVENTS OF DEFAULT

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1	Non-payment: the Borrower fails to pay any sum payable by it under any of the Loan Documents at the time, in the currency and in the manner stipulated in the Loan Documents (and so that, for this purpose, sums payable (i) under clause 4.1 shall be treated as having been paid at the stipulated time if (a) received by the Lender within five (5) days of the dates therein referred to and (b) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within five (5) Banking Days of demand); or

10.1.2	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Loan Documents (other than those referred to in clauses 8.1.15, 8.1.16 and 10.1.1 above) unless such breach or omission, in the reasonable opinion of the Lender is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within sixty (60) days of the occurrence thereof; or

10.1.3	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Loan Documents or in any notice, certificate or statement referred to in or delivered under any of the Loan Documents is or proves to have been incorrect or misleading in any material respect unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within sixty (60) days of the Lender giving written notice to the Borrower of, or the Borrower becoming aware of, the occurrence thereof; or

10.1.4	Cross-default: any Indebtedness of the Borrower in an amount exceeding in aggregate USD30,000,000 is not paid when due (subject to applicable grace periods and any waiver granted by the relevant creditor within the sixty (60) day referred to hereafter, provided that if the Borrower has made a formal bona fide written request for a waiver in respect of a due amount, then no Event of Default shall be deemed to have occurred until the earlier of (i) the date on which the relevant creditor informs the Borrower it will not grant a waiver and (ii) the date falling sixty (60) days after that due date if no waiver has been granted by then) or any Indebtedness of the Borrower becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the Borrower of a voluntary right of prepayment), or any creditor of the Borrower becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to the Borrower relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned (unless the relevant creditor has granted to the Borrower a waiver in respect thereof) ; or

10.1.5	Execution: any uninsured judgment or order made against the Borrower involving an aggregate liability of over USD30,000,000, is not stayed, appealed against or complied with within twenty (20) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of the Borrower and is not discharged within thirty (30) days; or

10.1.6	Insolvency: the Borrower is unable or admits inability to pay its debts as they fall due; suspends making payments on all or substantially all of its debts or announces an intention to do so; becomes insolvent; or suffers the declaration of a moratorium in respect of all or substantially all of its Indebtedness; or

10.1.7	Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up the Borrower or an order is made or resolution passed for the dissolution or winding up of the Borrower; or

10.1.8	Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or an administration order is made in relation to any Security Party; or

10.1.9	Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

10.1.10	Compositions: any corporate action, legal proceedings or other procedures are taken, by the Borrower or by any of its creditors with a view to the general readjustment or rescheduling of all or substantially all of its Indebtedness, or to proposing any kind of composition, compromise or arrangement involving such company and all or substantially all of its creditors; or

10.1.11	Analogous proceedings: there occurs, in relation to a Security Party, in any country or territory in which it carries on business or to the jurisdiction of whose courts any part of its assets is subject, any event which, in the reasonable opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.10 (inclusive) in respect of the Borrower or in clauses 10.1.8 or 10.1.9 in respect of the Shareholder or the Borrower otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.12	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, the Borrower are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government entity; or

10.1.13	Invalidity: any of the Loan Documents shall, other than as a result of any act or omission of the Lender, at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Loan Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.14	Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Loan Documents or for the Lender to exercise the rights or any of them vested in it under any of the Loan Documents or otherwise; or

10.1.15	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.16	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.17	Required Authorisations: any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Loan Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Loan Documents;

10.1.18	Change of Control: there occurs a “Change of Control” (as such term is defined in the Indenture Excerpt);

10.1.19	Logistics Shares

The percentage of issued share capital of and in Logistics owned by the Borrower and subject to an Encumbrance in favour of the Lender falls below 50.1% of the total issued shares of Logistics; or

10.1.20	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308 EEC) of the Council of the European Communities.

10.2	Acceleration

The Lender may, without prejudice to any other rights of the Lender, at any time after the happening of an Event of Default so long as the same is continuing by notice to the Borrower declare that:

10.2.1	the obligation of the Lender to make the Commitment available shall be terminated, whereupon the Commitment shall immediately be cancelled; and/or

10.2.2	the Loan and all interest accrued and all other sums payable whensoever under the Loan Documents have become due and payable, whereupon the same shall, immediately or in otherwise accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, under clause 10.2.2, the Lender has declared the Loan to be due and payable on demand, at any time thereafter the Lender may by further notice to the Borrower demand repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable accordingly with all interest accrued and all other sums payable under this Agreement.

11	INDEMNITIES

11.1	General indemnity

The Borrower agrees to indemnify the Lender on demand, without prejudice to any of the Lender’s other rights under any of the Loan Documents, against any loss (including loss of interest), cost or expense which the Lender shall certify as sustained at any time by it in connection with this Agreement, including (without limitation) any such loss, cost or expense arising from any action, claim, suit or proceeding directly or indirectly related to this Agreement, the other Loan Documents or the Loan.

12	UNLAWFULNESS AND INCREASED COSTS MITIGATION

12.1	Unlawfulness

Regardless of any other provision of this Agreement, in the event that the Lender notifies the Borrower that by reason of:

(a)	the introduction of or any change in any applicable law or regulation or any change in the interpretation or application thereof; or

(b)	compliance by the Lender with any directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity it becomes unlawful or it is prohibited by or contrary to such directive request or requirement for the Lender to maintain or give effect to any of its obligations in connection howsoever with this Agreement then (i) the Commitment shall be reduced to zero and (ii) the Borrower shall be obliged to prepay the Loan either immediately or on a future date (specified in the Lender’s notice) not being earlier than the latest date permitted by the relevant law, regulation, directive, request or requirement with interest and commitment commission accrued to the date of prepayment and all other sums payable whensoever by the Borrower under this Agreement.

12.2	Increased costs

If the Lender certifies to the Borrower that at any time the effect of any applicable law, regulation or regulatory requirements or the interpretation or application thereof or any change therein is to:

12.2.1	subject the Lender to Taxes or change the basis of Taxation of the Lender relating to any payment under any of the Loan Documents (other than Taxes or Taxation on the overall net income of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Lender in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Lender under any of the Loan Documents; and/or

12.2.4	require the Lender to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Lender under any of the Loan Documents; and/or then and in each such case (subject to clause 12.3) the Borrower must on demand either:

(a)	pay to the Lender the amount which the Lender certifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender for such liability to Taxes, cost, reduction, payment, forgone return or loss; or

(b)	prepay the Loan, in respect of which prepayment the terms of clause 4.3 shall apply.

12.3	Exception

Nothing in clause 12.2 shall entitle the Lender to receive any amount relating to compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	SECURITY, SET-OFF AND MISCELLANEOUS

13.1	Application of moneys

All moneys received by the Lender under or pursuant to any of the Loan Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied by the Lender as follows:

13.1.1	first in or toward payment of all unpaid fees, sums which have been demanded by way of indemnity and expenses which may be owing to the Lender under any of the Loan Documents;

13.1.2	secondly in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.3	thirdly in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.4	fourthly in or towards payment to the Lender of any other sums which the Lender certifies are owing to it under any of the Loan Documents; and

13.1.5	fifthly the surplus (if any) shall be paid to the Borrower.

13.2	Set-off

13.2.1	The Borrower authorises the Lender following the occurrence of a Default that is continuing (without prejudice to any of the Lender’s rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any dividend to which the Borrower (as shareholder in the Lender) is then entitled in or towards satisfaction of any sum due and payable from the Borrower to the Lender under any of the Loan Documents.

13.2.2	The Lender shall not be obliged to exercise any right given to it by this clause 13.2. The Lender shall notify the Borrower prior to the exercise or purported exercise of any right of set-off.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	Further assurance

The Borrower will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Loan Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Loan Documents executed by the Borrower, the provisions of this Agreement shall prevail.

13.5	No implied waivers, remedies cumulative

No failure or delay on the part of the Lender to exercise any power, right or remedy under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Loan Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by the Lender shall be effective unless it is in writing.

13.6	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.7	Force Majeure

Regardless of any other provision of this Agreement the Lender shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon the Lender or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting the Lender or (vi) any other circumstances whatsoever outside the Lender’s control.

13.8	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by both parties hereto who irrevocably agree that the provisions of this clause 13.8 may not be waived or modified except by an instrument in writing to that effect signed by both of them.

13.9	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.10	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Loan Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Lender.

14	ASSIGNMENT, TRANSFER AND DISCLOSURE

14.1	Benefit and burden

This Agreement shall be binding upon, and ensure for the benefit of, the Lender and the Borrower and their respective successors.

14.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

14.3	Assignment by Lender

The Lender may not assign, sell, sub-participate all or any part of its rights under any Loan Document without the prior written consent of the Borrower.

14.4	Disclosure of information

the Lender may only give, divulge and reveal such information (i) as the Borrower would be authorised to disclose in accordance with the rules and regulations of the SEC and the public stock exchange in which it is listed, (ii) as specifically required by any subpoena or similar legal process and (iii) to its auditors and other professional advisors, and only if, in the case of each of sub-clauses (i), (ii) and (iii), the recipient of such information which is not of a public nature has first executed a confidentiality agreement in relation to such information.

15	NOTICES

15.1	General

15.1.1	unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax;

15.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

15.2	Addresses for communications, effective date of notices

15.2.1	subject to clause 15.2.2 notices to the Borrower shall be deemed to have been given and shall take effect when received in full legible form by the Borrower at the address and/or the fax number appearing below (or at such other address or fax number as the Borrower may hereafter specify for such purpose to the Lender by notice in writing);

Address	7, Avenue de Grande Bretagne
Office 11B2
MC 98000 Monaco

Fax no:	+377 9798-2141

notwithstanding the provisions of clause 15.2.1, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Lender to the Borrower to the address or fax number referred to in clause 15.2.1;

15.2.2	notices to the Lender shall be deemed to be given, and shall take effect, when received in full legible form by the Lender at the address and/or the fax number appearing below (or at any such other address or fax number as the Lender may hereafter specify for such purpose to the Borrower by notice in writing);

Address	c/o Navios Tanker Management Inc
85 Akti Miaouli
18538 Piraeus
Greece

Fax no:	30 2104531984

if under clause 15.2.1 or clause 15.2.2 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

16	GOVERNING LAW

16.1	Law

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.

17	JURISDICTION

17.1	Exclusive jurisdiction

Subject to clause 17.4 below, the Borrower and the Lender hereby irrevocably agree that the courts of England shall have exclusive jurisdiction:

17.1.1	to settle any disputes or other matters whatsoever arising under or in connection with this Agreement (or any non-contractual obligation arising out of or in connection with this Agreement) and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

17.1.2	to grant interim remedies or other provisional or protective relief.

17.2	Submission and service of process

Subject to clause 17.4 below, the Borrower and the Lender accordingly irrevocably and unconditionally submit to the jurisdiction of the English courts. Without prejudice to any other mode of service the Borrower:

17.2.1	irrevocably empowers and appoints HFW Nominees Ltd at present of Friary Court, 65 Crutched Friars, London EC3N 2AE, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

17.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

17.2.3	agrees that failure by a process agent to notify the Borrower of service of process will not invalidate the proceedings concerned;

17.2.4	without prejudice to the effectiveness of service of process on its agent under clause 17.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 15.2;

17.2.5	agrees that if the appointment of any person mentioned in clause 17.2.1 ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment with in seven (7) days the Lender shall thereupon be entitled and is hereby irrevocably authorised by the Borrower in those circumstances to appoint such person by notice to the Borrower.

17.3	Forum non conveniens and enforcement abroad

The Borrower and the Lender:

17.3.1	waive any right and agree not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 17.1; and

17.3.2	agree that a final non-appealable judgment or order of an English court in a dispute or other matter falling within clause 17.1 shall be conclusive and binding on the Borrower and the Lender and may be enforced against them in the courts of any other jurisdiction.

17.4	Right of Lender, but not Borrower, to bring proceedings in any other jurisdiction

17.4.1	nothing in this clause 17 limits the right of the Lender to bring proceedings in connection with the enforcement of its security, or the enforcement or recovery of any judgment debt or judicial award or order made (i) in each case, in the courts of England and (ii) under or in relation to this Agreement or any Security Document, including third party proceedings, against the Borrower, or to apply for interim remedies, in any other court and/or concurrently in more than one jurisdiction; and

17.4.2	the obtaining by the Lender of judgment in one jurisdiction shall not prevent the Lender from bringing or continuing proceedings in any other jurisdiction proceedings in connection with the enforcement of its security, or the enforcement or recovery of any judgment debt or judicial award or order made (i) in each case, in the courts of England and (ii) under or in relation to this Agreement or any Security Document, whether or not these shall be founded on the same cause of action.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Execution page

BORROWER

SIGNED by	)
attorney-in-fact for and on behalf of	)
NAVIOS MARITIME HOLDINGS INC.	)
	)	/s/ George Achniotis
	)	George Achniotis
Chief Financial Officer

LENDER

SIGNED by	)
for and on behalf of	)
NAVIOS MARITIME ACQUISITION	)
CORPORATION	)
	)	/s/ Leonidas Korres
	)	Leonidas Korres
Chief Financial Officer